(Retail)

Exhibit 8(ddd)(3)

Amendment No. 3 to Participation Agreement (Janus)

AMENDMENT NO. 3

TO

RETAIL FUND PARTICIPATION AGREEMENT

Amendment to the Retail Fund Participation Agreement (the “Agreement”), dated May 1, 2007, between Transamerica Advisors Life Insurance Company, a life insurance company organized under the laws of Arkansas (hereinafter the “Company”), on its own behalf and on behalf of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be revised from time to time (each such account hereinafter referred to as a “Separate Account”), Janus Distributors LLC (the “Distributor”) and Janus Services LLC (“Janus Services”), collectively “Janus”.

WHEREAS, the Company, the Distributor and Janus Services desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. The existing first paragraph is deleted in its entirety and replaced by the following:

“THIS AGREEMENT made and entered into this 1st day of May, 2007, by and among TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY (formerly known as Merrill Lynch Life Insurance Company), a life insurance company organized under the laws of Arkansas, (hereinafter the “Company”), on its own behalf and on behalf of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be revised from time to time (each such account hereinafter referred to as a “Separate Account”), JANUS DISTRIBUTORS LLC (the “Distributor”) and JANUS SERVICES LLC (“Janus Services”), collectively “Janus”.”

2. Article XIII. Notices is revised as follows:

“If to the Company:

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA 52499-0001

Attention: IS&R General Counsel”

3. The existing Section 14.8 is deleted in its entirety and replaced by the following:

“14.8 The parties to this Agreement may amend by written agreement the Schedules to this Agreement from time to time. With respect to Schedule A, a party may revise Schedule A to reflect changes in or relating to the Contracts, the Separate Accounts, Shares or the Funds without the other party(ies)’ execution as long as the revised Schedule A is provided to the other party(ies) in advance of the change. Notwithstanding the foregoing, any change in Fund shares shall require a written agreement properly authorized and executed by both parties.”

4. A new Article, numbered consecutively, is added to the Agreement as follows:

“Article XVI. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the Funds pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498), the roles and responsibilities for complying with Rule 498 and other applicable laws are set forth as follows:

(a) For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

(b) The Fund and the Distributor shall provide the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Fund provide the Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Fund shall provide the Company with a supplement setting forth the changes in the Rule 497 filing.

(c) The Fund and the Distributor shall be responsible for compliance with Rule 498(e).

(d) Janus represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series and that the Fund has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

(e) Janus agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund shall promptly post notification on the Landing Page of any interruption in availability of this Landing Page and will promptly notify the Company of any interruptions that exist or are expected to exist for more than 48 hours, excluding weekends and holidays. Such Landing Page will contain only funds of Janus Investment Fund.

(f) Janus represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(i) involving contract owner requests for additional Fund documents made directly to the Fund, Distributor or one of their affiliates. Janus further represents and warrants that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents or to comply with applicable law or a request from a governmental or regulatory body.

(g) The Company represents and warrants that it will respond to requests for additional Fund documents made by contract owners directly to the Company or one of its affiliates.

(h) The Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

(i) If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and the Distributor will provide the Company with at least 60 days’ advance notice of its intent.

(j) The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Article XVI., as applicable.

(k) The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Distributor and the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.”

5. The existing Schedule A to the Agreement is deleted and replaced by Schedule A attached hereto, which may be revised from time to time, with notice to all parties, pursuant to Section 14.8.

6. The existing Section 2 in Schedule D to the Agreement is deleted and replaced with the following:

“2. Administrative and Transfer Agency Service Fees

For the administrative services set forth above, Janus Services shall pay out of Fund assets a servicing fee based on the annual rate of .10% of the average aggregate net daily assets invested in the Class A Shares (load-waived) of the Portfolios through the Accounts at the end of each calendar month. For the transfer agency services set forth above, Janus Services shall pay out of Fund assets to the extent permitted by the Prospectus and SAI, a servicing fee based on the annual rate of .10% of the average aggregate net daily assets invested in the Class A Shares (load-waived) of the Portfolios through the Accounts at the end of each calendar month. Such payments will be made to the Company within thirty (30) days after the end of each calendar month. Such fees shall be paid monthly in arrears. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the month and such other supporting data as may be reasonably requested by the Company. The Company will calculate the asset balance on each day on which the fee is to be paid pursuant to this Agreement with respect to each Portfolio for the purpose of reconciling its calculation of average aggregate net daily assets with Janus Services’ calculation. Annually (as of December 31) or upon reasonable request of Janus Services, Company will provide Janus Services a statement showing the number of subaccounts in each Class of Shares of each Portfolio as of the most recent calendar month end. The parties to this Agreement recognize and agree that Janus Services’ payments to the Company relate to administrative services to the Trust only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Shares of the Portfolios and that these payments are not otherwise related to investment advisory or distribution services or expenses. The parties acknowledge that Janus Services’ payments to the Company may include a reasonable profit and the Company may use its profits for any lawful corporate purpose.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: January 1, 2014

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY		JANUS SERVICES LLC

By:	/s/ Arthur D. Woods	By:	/s/ Russell P. Shipman
Name:	Arthur D. Woods	Name:	Russell P. Shipman
Title:	Vice President	Title:	Senior Vice President

JANUS DISTRIBUTORS LLC

By:	/s/ Russell P. Shipman
Name:	Russell P. Shipman
Title:	Senior Vice President

SCHEDULE A

Effective January 1, 2014

SEPARATE ACCOUNT

Merrill Lynch Life Variable Annuity Separate Account D

Established: June 21, 2002

POLICY/CONTRACT

Merrill Lynch Investor Choice Annuity® (IRA Series)

FUND

Each series of Janus Investment Fund,

Class A Shares (Load-Waived)